PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario M5R 2E3

CONTACT:	Donna Granato
Director, Finance & Investor Relations
416-960-9000
dgranato@mdc-partners.com

MDC PARTNERS CLOSES C$45,000,000 OFFERING OF CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES

TORONTO, Ontario (June 28, 2005) – MDC Partners Inc. announced today the closing of C$45,000,000 of aggregate principal amount of 8.0% convertible unsecured subordinated debentures due June 30, 2010 pursuant to an agreement with a syndicate of underwriters. The debentures are convertible into MDC Partners Class A Subordinated Voting shares at the option of the holder at any time on or prior to the maturity date based on a conversion ratio of 71.4286 shares per C$1,000 of convertible subordinated debentures, representing a conversion price of C$14.00 per share. The issue size of C$45,000,000 of aggregate principal amount of debentures included an over-allotment exercise of C$5,000,000.

MDC Partners will use the net proceeds of this offering to reduce outstanding indebtedness under its revolving credit agreement.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful.

The debentures will begin trading on the Toronto Stock Exchange today under the symbol “MDZ.DB”.

MDC Partners Class A shares are publicly traded on the Toronto Stock Exchange under the symbol “MDZ.SV.A” and on the NASDAQ under the symbol “MDCAE”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s representatives may also make forward-looking statements orally from time to time. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

• risks associated with effects of national and regional economic conditions;
• the Company’s ability to attract new clients and retain existing clients;
• the financial success of the Company’s clients;
• the Company’s ability to remain in compliance with its credit facility;
• risks arising from material weaknesses in internal control over financial reporting;
• the Company’s ability to retain and attract key employees;
• the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities;
• foreign currency fluctuations; and
•

risks associated with the delisting procedure initiated by the Nasdaq Stock Market Listing Qualifications Department, due to the fact that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not yet filed with the SEC its management report on the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Company’s Annual Report on Form 10-K under the caption “Risk Factors” and in the Company’s other SEC filings.